Exhibit 99(a)

                      INSILCO CORPORATION AND SUBSIDIARIES



                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)


                                                                            Additions
                                                                      ---------------------
                                                                         (1)        (2)
                                                                       Charged    Charged
                                                          Balance at  to costs    to other                       Balance
                                                           beginning     and      accounts     Deductions       at end of
                      Description                          of period  expenses   (describe)    (describe)        period
-------------------------------------------------------------------------------------------------------------------------
 For the year ended December 31, 1995:

    Allowances deducted from assets:

       Accounts receivable (for doubtful
         receivables)                                         $2,247     9,775          -         (719)(a)        11,303

       Inventory (primarily for obsolescence)                  4,094     9,031          -       (6,971)(b)         6,154



 For the year ended December 31, 1996:

    Allowances deducted from assets:

       Accounts receivable (for doubtful
         receivables)                                         11,303     2,298         -        (8,623)(a)         4,978

       Inventory (primarily for obsolescence)
                                                               6,154     2,606         -        (2,644)(b)         6,116


Notes:   (a)  Primarily accounts written-off, net of recoveries.
         (b)  Primarily obsolete parts written-off.